Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2021, Five Star Bancorp (the “Company,” “we,” “our” and “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, no par value per share (“common stock”).

DESCRIPTION OF CAPITAL STOCK

General

The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the California General Corporation Law (the “CGCL”), federal law, the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”), and the Company’s amended and restated bylaws (the “Bylaws”). Our Articles of Incorporation and Bylaws are included as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.4 forms a part. We encourage you to carefully read our Articles of Incorporation, Bylaws, and the applicable provisions of federal law and the CGCL for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock, no par value per share (“preferred stock”), the terms of which may be established by our Board of Directors (the “Board”) by resolution.

Voting Rights and Majority Written Consent

Holders of our common stock are entitled to one vote per share on all matters requiring shareholder action, including the election of directors.

Our Bylaws provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, constitutes a quorum. When a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, such affirmatively voting shares constituting at least a majority of the required quorum, are required to take action, unless otherwise specified by law or our Articles of Incorporation, and except for the election of directors, which will be determined by a plurality vote. There are no cumulative voting rights.

Any action that, under any provision of the CGCL, may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voted; provided, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval without a meeting by less than unanimous consent must be given as required under the CGCL, to such shareholders who are required to receive such notice under the CGCL. In addition, directors may be elected by written consent only if signed by the holders of all outstanding shares entitled to vote for the election of directors, except that action taken by shareholders to fill one or more vacancies on the Board (other than any vacancy created by removal) that has not been filled by the Board may be taken by written consent of a majority of the outstanding shares entitled to vote.

No Preemptive or Similar Rights

Under our Articles of Incorporation and Bylaws, the holders of our common stock have no preemptive or other subscription rights, and there are no redemption, sinking fund, or conversion privileges applicable to our common stock.

Dividend Rights

The payment of dividends is subject to the restrictions set forth in the CGCL. The CGCL provides that neither a company nor any of its subsidiaries may make any distribution to its shareholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount (as calculated pursuant to Section 500(b) of the CGCL) or (ii) following the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount (as calculated pursuant to Section 500(b) of the CGCL).

Holders of our common stock may receive dividends when, as, and if declared by our Board out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of any then outstanding shares of preferred stock, the holders of our common stock are entitled to receive all of our assets remaining after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock.

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, and the CGCL and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer, or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares

The corporate laws and regulations applicable to us enable our Board to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The ability of our Board to issue authorized but unissued shares of our common stock or preferred stock at its sole discretion may enable our Board to sell shares to individuals or groups whom the Board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock

Our Articles of Incorporation contain provisions that permit our Board to issue, without any further vote or action by the shareholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, and to determine or alter the rights, powers, preferences, and restrictions of the shares of such series.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

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Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over our then-market price.

Board Size and Vacancies

Our Bylaws enable our Board to increase the size of the Board between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting

Our Bylaws prohibit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders

Special meetings of the shareholders may be called by the Board, the chairperson of the Board, the president, or by the holders of shares entitled to cast at least 10% of the vote at such a meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals

Our Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board of directors. Although this procedure does not give our Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending Certain Provisions of our Articles of Incorporation.

Our Articles of Incorporation require a two-thirds vote of the directors then in office and two-thirds vote of then-outstanding shares of capital stock to modify the sections of our Articles of Incorporation addressing limitation of liability and indemnification of our officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law and addressing the amendment of the Articles of Incorporation.

Amending our Amended Bylaws

Our board of directors may amend our Bylaws, other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa, without shareholder approval.

Approval of Merger

Under the CGCL, most business combinations, including mergers, consolidations, and sales of substantially all of the assets of a California corporation must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our Articles of Incorporation do not set higher limits.

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California Law and Federal Banking Laws

We are subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested party” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our executive officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person,” we receive a subsequent offer from a neutral third party at least 10 days prior to the date for acceptance of the tendered shares or the vote or notice of shareholder approval of the offer from such an “interested person,” then we must notify our shareholders of such third party offer and afford each of them the opportunity to withdraw their vote, consent, or proxy previously given to the “interested party” offer before such vote, consent, or proxy becomes effective or afford a reasonable time to withdraw any tendered shares before the purchase of the shares pursuant to the “interested party” proposal (with a delay of 10 days from the notice or publication of the later proposal will be deemed to provide a reasonable opportunity or time to effect that withdrawal).

We are also subject to other provisions of the CGCL, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of our assets or delaying or preventing changes in control of our management. Under Section 1101 of the CGCL, except in (i) a short-form merger or (ii) a merger of a corporation into a subsidiary in which it owns at least 90% of the outstanding shares of each class, if a single entity or constituent corporation owns, directly or indirectly, prior to the merger more than 50% of any class of our capital stock and attempts to merge our Company into itself or other constituent corporation, the Company’s non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of the shareholders of the applicable class of non-redeemable securities consent to the transaction or the terms of the transaction are approved and determined to be fair by the California Department of Financial Protection and Innovation (“DFPI”). Section 1001(d) of the CGCL provides that the principle terms of any proposed sale or disposition of all or substantially all of our assets to any other corporation that we are controlled by or under common control with must be consented to by at least 90% of the of the voting power of our capital stock or approved and determined fair by the DFPI, provided, however that this restriction does not apply if the disposition is to a domestic or foreign corporation or other business entity in consideration of the nonredeemable common shares or nonredeemable equity securities of the acquiring party or its parent. Sections 1101 and 1001 of the CGCL could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party, and therefore could discourage a hostile bid or could delay, prevent, or deter entirely a merger, acquisition, or tender offer in which our shareholders could receive a premium for their shares or a proxy contest for control of us or other changes in our management.

Furthermore, the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Change in Bank Control Act (the “CBCA”), the DFPI, and the California Financial Code impose notice, application, approvals, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition. The ability of a third party to acquire our stock is limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the CBCA. Further, prior approval of the DFPI is required for any person to acquire control of us, and control for these purposes is presumed to exist when a person owns 10% or more of our outstanding common stock.

Exclusive Forum Selection

Our Bylaws provide that, subject to limited exceptions, the United States District Court for the Northern District of California (or, in the event that the United States District Court for the Northern District of California does not have jurisdiction, any other federal or state court of California) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our shareholders; (iii) any action asserting a claim against us or any of our directors, officers, or other employees arising pursuant to any provision of the CGCL, our Articles of Incorporation, or Bylaws; or (iv) any other action asserting a claim against us or any of our directors, officers, or other employees that is governed by the internal affairs doctrine. Our Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws, including the applicable rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of our capital stock will be deemed to have notice of and to have consented to this provision of our Bylaws. Although we believe this provision benefits us by providing increased consistency in the application of California and federal securities law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

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Section 27 of the Exchange Act vests exclusive federal jurisdiction for all claims brought to enforce any duty or liability created under the Exchange Act or the rules and regulations thereunder. Therefore, claims to enforce any duty or liability created under the Exchange Act or the rules and regulations thereunder must be brought in a federal court as required by Section 27 of the Exchange Act and as provided in the exclusive forum selection provision of our Bylaws.

In addition, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”) creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce a forum selection clause in connection with claims arising under the Securities Act and the rules and regulations thereunder, and, in any event, shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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